EXHIBIT 16.1

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street Northeast

Washington, DC 20549

RE: CDT Environmental Technology Investment Holdings Limited

CIK: 0001793895

We have been furnished a copy of the statements being made by CDT Environmental Technology Investment Holdings Limited (the “Company”) in its Form 6-K dated April 26, 2024 and captioned “Change in Registrant’s Certifying Accountant.” We acknowledge that Wei, Wei & Co., LLP had issued audit reports on the consolidated financial statements of the Company for the years ended December 31, 2021 and 2022.

During the period from April 18, 2022, the date of our appointment as the Company’s independent registered public accounting firm, through April 25, 2024, the date of our dismissal, there were no disagreements between us and the Company regarding accounting principles that we need to make reference to.

We agree with all statements pertaining to us in such Form 6-K. We have no basis to agree or disagree with any other statements of the Registrant contained in Exhibit 16.1.

Sincerely,

/s/ Wei, Wei & Co., LLP

Wei, Wei & Co., LLP